Exhibit 99

McGladrey LLP 20 N. Martingale Road Suite 500 Schaumburg, Illinois 60173 847.517.7070 www.mcgladrey.com

March 18, 2013

Fuel Tech, Inc.

27601 Bella Vista Parkway

Warrenville, IL 60555-1617

Dear Mr. Collins:

You have furnished us with a copy of your “Notification of Late Filing” on Form 12b-25 dated March 18, 2013.

We are in agreement with the comments under Part III of the Form with respect to the reasons why we are unable to furnish our report on the consolidated financial statements of Fuel Tech, Inc. on or before the date the Form 10-K of Fuel Tech, Inc. for the year ended December 31, 2012 is required to be filed.

/s/ McGladrey LLP